Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-249926 on Form N-1A, of our reports dated December 20, 2023 relating to the financial statements and financial highlights of TCW Artificial Intelligence Equity Fund and TCW New America Premier Equities Fund, each a series of TCW Funds, Inc., appearing in the Annual Reports on Form N-CSR of TCW Funds, Inc. for the year ended October 31, 2023, and to the references to us under the heading “Financial Highlights” in the Prospectus, which is part of such Registration Statement.

Los Angeles, California

April 30, 2024